Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2023 RESULTS

Recruiting and licensing momentum drove life-licensed sales force to a record 141,572; up 5% compared to the prior year end

Issued Term Life policies up 12% and total face amount issued up 16%

Investment and Savings Product sales up 13% and ending client asset values up 15%

Earnings per diluted share (EPS) of $4.30 increased 9%; return on stockholders’ equity (ROE) was 27.8%

Diluted adjusted operating EPS of $4.25 increased 9%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) was 26.9%

Duluth, GA, Feb. 13, 2024 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2023. Total revenues of $726.3 million increased 6% compared to the fourth quarter of 2022. Net income of $151.9 million increased 4%, while earnings per diluted share of $4.30 increased 9% compared to the prior year period.

Adjusted operating revenues of $724.3 million increased 6% compared to the fourth quarter of 2022. Adjusted net operating income of $150.4 million increased 4%, while adjusted operating earnings per diluted share of $4.25 increased 9% compared to the prior year period.

Strong recruiting and licensing trends continue to reflect the attractiveness of Primerica’s business model and fuel the growth of its powerful distribution platform that now exceeds 141,500 life-licensed individuals. The Company’s financial results during the fourth quarter reflected the benefit of a large and stable block of in-force term life insurance policies, higher investment products sales and appreciation of client asset values, while net investment income was higher due to an increase in interest rates and growth in the size of the investment portfolio. The Company continued to experience pressures in senior health, resulting in a small loss in the segment.

“Strong fourth quarter results completed another solid year at Primerica as we continue to meet the growing financial needs of middle-income families,” said Glenn Williams, Chief Executive Officer of Primerica, Inc. “Our expanding sales force plays a crucial role in our success, and I believe 2024 holds exciting opportunities to build momentum as we work toward our biennial convention in July.”

For the full year ended December 31, 2023, the Company recruited nearly 362,000 individuals, resulting in 9% increase in new insurance licenses and 5% growth in the size of the life-licensed sales force. The momentum of the sales force led to an 8% increase in issued term life insurance policies and a 15% increase in new issued term life face amount. Investment product sales were solid at $9.2 billion, declining 8% year-over-year due to pressures from volatile equity markets in the first half of 2023. Comparing financial results for the year ended December 31, 2023 to the year ended December 31, 2022, net income of $576.6 million increased 23%, while earnings per diluted share of $15.94 increased 29%. Excluding certain non-GAAP adjustments, such as the impact of a $60 million goodwill impairment in the prior year, adjusted net operating income of $581.4 million increased 8%, while adjusted operating earnings per diluted share of $16.07 increased 15%.

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2023	Q4 2022	% Change	Adjusted Q4 2022	% Change
Life-Licensed Sales Force	141,572	135,208	5%
Recruits	89,992	77,025	17%
New Life-Licensed Representatives	13,029	11,117	17%
Life Insurance Policies Issued (1)	88,757	72,544	22%	79,282	12%
Life Productivity (1) (2)	0.21	0.18	*	0.20	*
Issued Term Life Face Amount ($ billions) (3)	$29.3	$25.3	16%
ISP Product Sales ($ billions)	$2.4	$2.1	13%
Average Client Asset Values ($ billions)	$91.0	$83.3	9%
Senior Health Submitted Policies (4)	18,663	23,060	(19)%
Senior Health Approved Policies (5)	17,181	20,705	(17)%
Closed U.S. Mortgage Volume ($ million brokered)	$72.9	$78.9	(8)%

(1)
Previously reported numbers for the three months ended December 31, 2022 have been adjusted as a result of a product change made in the fourth quarter of 2022, which modified how policies are structured in relation to individual lives. To make year-over-year comparisons more consistent, we have provided estimates for the prior year period.
(2)
Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month.
(3)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.
(4)
Represents the number of completed applications that, with respect to each such application, the applicant has authorized us to submit to the health insurance carrier.
(5)
Represents an estimate of submitted policies approved by health insurance carriers during the indicated period. Not all approved policies will go in force.

* Not calculated

Segment Results
	Q4 2023	Q4 2022	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$431,327	$415,974	4%
Investment and Savings Products	221,656	198,280	12%
Senior Health	20,148	27,853	(28)%
Corporate and Other Distributed Products (1)	51,157	42,396	21%
Total adjusted operating revenues (1)	$724,288	$684,503	6%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$140,285	$132,001	6%
Investment and Savings Products	62,764	56,612	11%
Senior Health	(2,681)	4,285	NM
Corporate and Other Distributed Products (1)	(5,377)	(8,762)	39%
Total adjusted operating income before income taxes (1)	$194,991	$184,136	6%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

Primerica's entrepreneurial business opportunity continues to generate a high degree of interest, leading to a year-over-year increase of 17% in both licensing and recruiting during the fourth quarter. In total, the Company recruited 89,992 individuals and added 13,029 new life-licenses to end the year with a record 141,572 independent life-licensed representatives, up 5% year-over-year.

Term Life Insurance

Sales volume remained robust with 88,757 new term life insurance policies issued during the fourth quarter, a 12% increase compared to the adjusted number of policies issued in the prior year period. Issued term life face amount, which captures the face amount of both new policies issued and additions to in-force policies, increased 16% to $29.3 billion compared to $25.3 billion in the prior year period. Productivity, as measured by the number of policies issued per life-licensed reps per month, increased from an adjusted 0.20 policies in the fourth quarter of 2022 to 0.21 policies in the fourth quarter of 2023.

Fourth quarter revenues of $431.3 million increased 4% compared to the prior year period, while pre-tax operating income of $140.3 million increased 6%, in line with the growth in adjusted direct premiums. The Company believes pressure from higher costs of living has likely contributed to the elevated lapse rates it continues to experience, although there was minimal impact on the fourth quarter’s financial results. The benefits and claims ratio was 58.2% and the DAC amortization and insurance commissions ratio was 12.0%, both largely consistent with the prior year period. Year-over-year, insurance expenses declined $1.6 million due to higher expenses in the prior year period associated with the launch of the new term life insurance products.

Investment and Savings Products

Total product sales of $2.4 billion during the fourth quarter increased 13% compared to the prior year period driven by a combination of stronger demand for variable annuities and U.S. mutual funds. The Company also experienced increased momentum in managed accounts sales following a temporary disruption caused by a platform conversion during the third quarter. Client asset values ended the year at $96.7 billion, up 15% year-over-year.

Fourth quarter revenues of $221.7 million increased 12% compared to the prior year period, while pre-tax operating income of $62.8 million increased 11% driven by higher up-front revenue-generating product sales and an increase in average client asset values. Sales-based revenues and sales-based commission expenses increased 15% and 13%, respectively, benefiting from higher sales of variable annuities. Asset-based revenues increased 12%, outpacing 9% growth in average client asset values. This was due to a continued mix shift toward U.S. managed accounts and products such as the Canadian principal distributor mutual funds for which the Company earns higher asset-based fees in lieu of up-front sales-based compensation. The change in asset-based commission expenses was consistent with the growth in asset-based revenues, when including asset-based commission expenses on Canadian segregated funds which are recognized as insurance commissions and amortization of DAC. Year-over-year, operating expenses increased $3.9 million due to timing of costs associated with the managed account platform conversion.

Senior Health

The fourth quarter results reflect lower sales from a less tenured agent mix. Approximately 17,000 policies were approved by health carriers, which represents 17% fewer policies than the prior year period. The lifetime value of commissions per approved policy (“LTV”) was $1,109 which, beginning in the fourth quarter of 2023, includes marketing development funds that are now contractually earned on a per policy basis. The contract acquisition costs per approved policy (“CAC”) were $878.

Fourth quarter revenues of $20.1 million declined $7.7 million, or 28% compared to the prior year period, largely driven by lower sales volume in the current period. The pre-tax operating loss of $2.7 million reflected higher CAC due to lower productivity from newer agents. The Company did not contribute cash to the segment in 2023.

Corporate and Other Distributed Products

During the fourth quarter of 2023, the segment recorded an adjusted operating pre-tax loss of $5.4 million compared to an adjusted operating pre-tax loss of $8.8 million in the fourth quarter of 2022. The improvement was driven by a $7.5 million increase in adjusted net investment income, partially offset by a $3.3 million increase in benefits and claims for an adjustment made to the ceded reserves estimate for a closed block of non-term life insurance business.

Taxes

The effective tax rate was 22.9% in the fourth quarter of 2023 compared to 21.4% in the prior year period. The effective tax rate in the prior year period was lower than the current year period because it included a tax benefit from revaluing the Canadian deferred tax asset to reflect an incremental Canadian federal tax enacted in December of 2022.

Capital

During the fourth quarter, the Company repurchased $72.5 million of its common stock, completing the Board of Directors' authorization to repurchase $375 million of common stock during 2023. On November 16, 2023, the Board authorized a new $425 million share repurchase program to occur through December 31, 2024.

Primerica has a strong balance sheet, including invested assets and cash at the holding company of $382 million. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be approximately 435% as of December 31, 2023.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share also exclude transaction-related expenses/recoveries associated with the purchase of e-TeleQuote Insurance, Inc. and subsidiaries (collectively, “e-TeleQuote”), adjustments to share-based compensation expense for shares exchanged in the business combination, and non-cash goodwill impairment charges. We exclude e-TeleQuote transaction-related expenses/recoveries and non-cash goodwill impairment charges as these are non-recurring items that will cause incomparability between period-over-period results. We exclude adjustments to share-based compensation expense for shares exchanged in the business combination to eliminate period-over-period fluctuations that may obscure comparisons of operating results primarily due to the volatility of changes in the fair value of shares which were acquired for no additional consideration. Adjusted operating income before income taxes and adjusted net operating income exclude income attributable to the noncontrolling interest to present only the income that is attributable to stockholders of the Company.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income. We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Wednesday, February 14, 2024, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; we may not be able to execute an effective senior health insurance business strategy; a failure by e-TeleQuote to comply with the requirements of the United States government’s Centers for Medicare and Medicaid Services and those of its carrier partners; legislative or regulatory changes to Medicare Advantage or changes to the implementing guidance by the Centers for Medicare and Medicaid Services; e-TeleQuote’s inability to acquire or generate leads on commercially viable terms, convert leads to sales or if customer policy retention is lower than assumed; e-TeleQuote’s inability to enroll individuals during the Medicare annual election period; the loss of a key carrier, or the modification of commission rates or underwriting practices with a key carrier partner could adversely affect e-TeleQuote’s business; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches or if e-TeleQuote is otherwise unable to safeguard the security and privacy of confidential data, including personal health information; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.7 million lives and had approximately 2.9 million client investment accounts on December 31, 2023. Primerica, through its insurance company subsidiaries, was the #3 issuer of Term Life insurance coverage in the United States and Canada in 2022. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2023	December 31, 2022
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,719,467	$2,495,456
Fixed-maturity security held-to-maturity, at amortized cost	1,386,980	1,444,920
Short-term investments available-for-sale, at fair value	276	69,406
Equity securities, at fair value	29,680	35,404
Trading securities, at fair value	18,383	3,698
Policy loans and other invested assets	51,175	48,713
Total investments	4,205,961	4,097,597
Cash and cash equivalents	613,148	489,240
Accrued investment income	23,958	20,885
Reinsurance recoverables	3,015,777	3,209,540
Deferred policy acquisition costs, net	3,447,234	3,188,502
Renewal commissions receivable	190,258	200,043
Agent balances, due premiums and other receivables	273,066	254,276
Goodwill	127,707	127,707
Intangible assets, net	175,025	185,525
Income taxes	123,514	93,632
Operating lease right-of-use assets	53,693	40,500
Other assets	382,549	428,259
Separate account assets	2,395,842	2,305,717
Total assets	$15,027,732	$14,641,423

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,742,025	$6,297,906
Unearned and advance premiums	14,876	15,422
Policy claims and other benefits payable	513,803	538,250
Other policyholders' funds	435,094	483,769
Notes payable	593,709	592,905
Surplus note	1,386,592	1,444,469
Income taxes	135,247	204,018
Operating lease liabilities	61,358	45,995
Other liabilities	583,434	580,780
Payable under securities lending	99,785	100,938
Separate account liabilities	2,395,842	2,305,717
Total liabilities	12,961,765	12,610,169

Stockholders' equity

Common stock	350	368
Paid-in capital	-	-
Retained earnings	2,276,946	2,153,617
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	(39,086)	130,416
Unrealized foreign currency translation gains (losses)	(2,235)	(12,279)
Net unrealized gains (losses) and foreign currency translation	(170,008)	(240,868)
Total stockholders' equity	2,065,967	2,031,254
Total liabilities and stockholders' equity	$15,027,732	$14,641,423

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2023	2022
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$834,275	$812,481
Ceded premiums	(410,182)	(406,088)
Net premiums	424,093	406,393
Commissions and fees	246,837	226,720
Net investment income	37,644	28,530
Investment gains (losses)	835	2,846
Other, net	16,929	22,451
Total revenues	726,338	686,940

Benefits and expenses:
Benefits and claims	168,739	161,055
Future policy benefits remeasurement (gain) loss	746	958
Amortization of deferred policy acquisition costs	70,378	66,867
Sales commissions	116,747	103,161
Insurance expenses	57,420	58,883
Insurance commissions	9,030	7,280
Contract acquisition costs	15,079	14,952
Interest expense	6,586	6,768
Other operating expenses	84,572	80,443
Total benefits and expenses	529,297	500,367
Income before income taxes	197,041	186,573
Income taxes	45,106	39,851
Net income	$151,935	$146,722

Earnings per share attributable to common stockholders:
Basic earnings per share	$4.30	$3.95
Diluted earnings per share	$4.30	$3.94

Weighted-average shares used in computing earnings per share:
Basic	35,149	36,974
Diluted	35,208	37,081

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2023	2022
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$3,312,125	$3,230,120
Ceded premiums	(1,651,811)	(1,629,892)
Net premiums	1,660,314	1,600,228
Commissions and fees	950,416	944,676
Net investment income	135,837	93,065
Investment gains (losses)	(5,896)	(995)
Other, net	75,020	83,159
Total revenues	2,815,691	2,720,133

Benefits and expenses:
Benefits and claims	642,979	632,403
Future policy benefits remeasurement (gain) loss	(384)	1,626
Amortization of deferred policy acquisition costs	275,816	261,629
Sales commissions	457,444	462,764
Insurance expenses	235,460	235,405
Insurance commissions	34,222	30,261
Contract acquisition costs	55,233	68,431
Interest expense	26,594	27,237
Goodwill impairment loss	-	60,000
Other operating expenses	336,647	320,394
Total benefits and expenses	2,064,011	2,100,150
Income before income taxes	751,680	619,983
Income taxes	175,079	152,953
Net income	$576,601	$467,030
Net income (loss) attributable to noncontrolling interests	-	(5,038)
Net income attributable to Primerica, Inc.	$576,601	$472,068

Earnings per share attributable to common stockholders:
Basic earnings per share	$15.97	$12.37
Diluted earnings per share	$15.94	$12.33

Weighted-average shares used in computing earnings per share:
Basic	35,954	37,997
Diluted	36,027	38,106

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended December 31,
	2023	2022	% Change
	(In thousands, except per-share amounts)
Total revenues	$726,338	$686,940	6%
Less: Investment gains (losses)	835	2,846
Less: 10% deposit asset MTM included in NII	1,215	(409)
Adjusted operating revenues	$724,288	$684,503	6%

Income before income taxes	$197,041	$186,573	6%
Less: Investment gains (losses)	835	2,846
Less: 10% deposit asset MTM included in NII	1,215	(409)
Adjusted operating income before income taxes	$194,991	$184,136	6%

Net income	$151,935	$146,722	4%
Less: Investment gains (losses)	835	2,846
Less: 10% deposit asset MTM included in NII	1,215	(409)
Less: Tax impact of preceding items	(469)	(520)
Adjusted net operating income	$150,354	$144,805	4%

Diluted earnings per share (1)	$4.30	$3.94	9%
Less: Net after-tax impact of operating adjustments	0.05	0.05
Diluted adjusted operating earnings per share (1)	$4.25	$3.89	9%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Year ended December 31,
	2023	2022	% Change
	(In thousands, except per-share amounts)
Total revenues	$2,815,691	$2,720,133	4%
Less: Investment gains (losses)	(5,896)	(995)
Less: 10% deposit asset MTM included in NII	(446)	(3,830)
Adjusted operating revenues	$2,822,033	$2,724,958	4%

Income before income taxes	$751,680	$619,983	21%
Less: Investment gains (losses)	(5,896)	(995)
Less: 10% deposit asset MTM included in NII	(446)	(3,830)
Less: e-TeleQuote transaction-related expenses	-	1,992
Less: Equity comp for awards exchanged during acquisition	-	(3,584)
Less: Noncontrolling interest	-	(6,797)
Less: Goodwill impairment	-	(60,000)
Adjusted operating income before income taxes	$758,022	$693,197	9%

Net income	$576,601	$467,030	23%
Less: Investment gains (losses)	(5,896)	(995)
Less: 10% deposit asset MTM included in NII	(446)	(3,830)
Less: e-TeleQuote transaction-related expenses	-	1,992
Less: Equity comp for awards exchanged during acquisition	-	(3,584)
Less: Noncontrolling interest	-	(6,797)
Less: Goodwill impairment	-	(60,000)
Less: Tax impact of preceding items	1,494	3,303
Adjusted net operating income	$581,449	$536,941	8%

Diluted earnings per share (1)	$15.94	$12.33	29%
Less: Net after-tax impact of operating adjustments	(0.13)	(1.70)
Diluted adjusted operating earnings per share (1)	$16.07	$14.03	15%

(1)
Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended December 31,
	2023	2022	% Change
	(In thousands)
Direct premiums	$829,918	$807,796	3%
Less: Premiums ceded to IPO coinsurers	210,310	224,240
Adjusted direct premiums	619,608	583,556	6%

Ceded premiums	(410,456)	(404,174)
Less: Premiums ceded to IPO coinsurers	(210,310)	(224,240)
Other ceded premiums	(200,146)	(179,934)
Net premiums	$419,462	$403,622	4%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended December 31,
	2023	2022	% Change
	(In thousands)
Total revenues	$53,207	$44,833	19%
Less: Investment gains (losses)	835	2,846
Less: 10% deposit asset MTM included in NII	1,215	(409)
Adjusted operating revenues	$51,157	$42,396	21%

Loss before income taxes	$(3,327)	$(6,325)	47%
Less: Investment gains (losses)	835	2,846
Less: 10% deposit asset MTM included in NII	1,215	(409)
Adjusted operating loss before income taxes	$(5,377)	$(8,762)	39%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	December 31, 2023	December 31, 2022	% Change
	(In thousands)
Stockholders' equity	$2,065,967	$2,031,254	2%
Less: Net unrealized gains (losses)	(170,008)	(240,868)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	(39,086)	130,416
Adjusted stockholders' equity	$2,275,061	$2,141,706	6%